Exhibit 99.1

	Contact:	TM Capital Corp.
Jerome S. Romano
781-320-3200 ext 219
jromano@tmcapital.com

FOR IMMEDIATE RELEASE

Holland Corporate Finance
Fokko L.E. Poldervaart
+31-204-161-303
fpoldervaart@hcfinance.nl
Proliance Announces Agreement to Sell its Nederlandse
Radiateuren Fabriek B.V. Subsidiary to Mentha Capital
Agreement Subject to Competitive Bidding Procedures
     New Haven, CT — January 4, 2010 — Proliance International, Inc. (OTC: PLNTQ) today announced the execution of a definitive agreement for the sale of 100% of the stock of its Nederlandse Radiateuren Fabriek B.V. (“NRF”) subsidiary to Mentha Capital for approximately €13.5 million in cash.
     Established in 1927, NRF is a leading European aftermarket manufacturer and distributor of automotive, industrial and railway heat transfer products with a manufacturing and distribution presence in almost every Western European country.
     The sale agreement is subject to higher or otherwise better offers pursuant to specified bidding procedures and an auction process to be conducted under the supervision of the U.S. Bankruptcy Court, District of Delaware, under Section 363 of the U.S. Bankruptcy Code. TM Capital Corp. and Holland Corporate Finance are acting as exclusive advisors with respect to the sale process and will collect bid submissions on the

Company’s behalf. Information requests should be forwarded to Jerome S. Romano of TM Capital at 100 Lowder Brook Drive, Suite 1400, Westwood, MA 02090.
     Proliance and certain of its United States subsidiaries filed voluntary petitions in the U.S. Bankruptcy Court for the District of Delaware in Wilmington on July 2, 2009. Proliance expects that there will be no recovery to common stockholders upon completion of the bankruptcy process, as NRF represents its sole remaining material asset.
     For access to certain court documents and other information about Proliance’s Chapter 11 case, visit www.pliinfo.com.
     Forward Looking Statements
     Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance or liquidity of Proliance and/or its subsidiaries are subject to the effects of the chapter 11 filings, business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products, the discretionary actions of its suppliers and lenders, and changes in interest rates. Such statements are based upon the current beliefs and expectations of Proliance management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms “anticipate,” “believe,” “efforts,” “estimate,” “expect,” “goal,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “proposal,” “pursue,” “will” and similar expressions identify forward-looking statements.
     Additional factors that could cause Proliance’s results to differ materially from those described in the forward-looking statements include the effects of the financial crisis and turmoil in the capital markets, developments in the chapter 11 cases, the global recession and other factors identified in Proliance’s 2008 Annual Report on Form 10-K and Proliance’s other subsequent filings with the SEC. The forward-looking statements contained in this press release are made as of the date hereof, and Proliance does not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.
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